Exhibit 99.4

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

Re:

Restricted Stock Award

Dear [NAME]:

This letter agreement (the "Agreement") contains the terms and conditions under which the Compensation Committee of the Board of Directors (the “Committee”) has granted to you (the "Executive"), as of [DATE], and pursuant to the Dow Jones 2001 Long-Term Incentive Plan (the "Plan"), shares of Common Stock (the "Shares") of Dow Jones & Company, Inc. (the "Company") in order to encourage you to continue in the employ of the Company.

1.

Definitions.  When used herein, the following terms shall have the following meanings:

(a)

"Permanent Disability" means complete and permanent inability by reason of illness or accident to perform the duties of the position which the Executive held when such disability commenced, all as determined by the Committee.  All determinations as to the date and extent of disability of the Executive shall be made by the Committee, upon the basis of such evidence, including independent medical reports and data, as the Committee deems necessary and desirable, and all such determinations of the Committee shall be final.

(b)

"Restrictions" means those restrictions on the Shares as set forth in Section 3(c).

(c)

Any terms not defined in this Agreement shall have the meaning provided in the Plan.

2.

The Shares.

The Shares consist of [NUMBER] shares of the Common Stock of the Company which the Company has issued to the Executive as of the date hereof in consideration for Executive's exclusive services as [TITLE] of the Company, and shall also include any new, additional or different securities the Executive may become entitled to receive with respect to such Shares by virtue of a stock dividend, recapitalization, reorganization or similar change affecting the Common Stock pursuant to Section 2(b) of the Plan.

3.

Registration of Shares; Restrictions.

(a)

The Shares shall be registered in the name of the Executive as soon as practicable after the date hereof.

(b)

A certificate or certificates for all Shares registered in the name of the Executive shall be delivered to the Executive as soon as reasonably practicable and the Executive shall thereupon be a stockholder and have all the rights of a stockholder with respect to such Shares except as otherwise provided in paragraph (c) of this Section 3 and in Section 5, including full voting rights and the right to receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that such Shares, and any new, additional or different securities the Executive may become entitled to receive with respect to such Shares by virtue of stock dividend, recapitalization, reorganization or similar change affecting the Common Stock pursuant to Section 2(b) of the Plan, shall be subject to the Restrictions described or referred to in this Section 3.  Each certificate shall bear a legend making appropriate reference to such Restrictions.

(c)

Prior to their release from the Restrictions as provided in Section 4, all Shares held for or in respect of the Executive may not be assigned, transferred, or otherwise encumbered or disposed of by the Executive.

4.

Release of Shares from Restrictions.

(a)

Subject to the provisions of paragraph (b) of this Section 4, the Restrictions shall cease to apply to the Shares awarded to the Executive according to the following schedule or upon the Executive's earlier death or Permanent Disability; provided, however, that release from the Restrictions of any or all Shares may be accelerated at the direction and in the sole discretion of the Committee.  If the Executive retires with the consent of the Company, the Committee may in its sole discretion determine the conditions under which  the Shares will become fully vested.

Vesting Schedule

Release Date	Percent of Shares Released

(b)

Upon the termination of the Executive's employment for any reason other than the Executive's death, Permanent Disability or retirement with the consent of the Company, any Shares which remain subject to the Restrictions at such time shall be forfeited by the Executive to the Company, and the Executive shall promptly return such Shares to the Company, unless the Committee shall otherwise determine.

5.

Designation of Beneficiaries.  Executive may file with the Company a written designation of a beneficiary or beneficiaries under this Agreement and may from time to time revoke or change any such designation of beneficiary.  Any designation of beneficiary under this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any dividends or other rights under this Agreement, the Committee may determine to recognize only the legal representative of the Executive, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

6.

Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York.

7.

Taxes.  The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to issuance or vesting of any Shares including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Executive, or requiring the Executive or the beneficiary or legal representative of the Executive, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.  At the Executive's election, the Company may satisfy such tax withholding obligation by accepting delivery from the Executive of shares of Common Stock (including Shares that have vested) with an aggregate fair market value equal to the amount of tax required to be withheld.  With the Committee's approval the Executive may satisfy any additional tax that he elects to have the Company withhold by delivering to the Company or its designated representative shares of Common Stock already owned by him or, in the case of shares acquired through an employee benefit plan, shares of Common Stock held by him for more than six months, with an aggregate fair market value equal to the tax that the Executive has elected to have the Company withhold.

8.

Election under Section 83(b).

If the Executive makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, he shall notify the Company of such election within 10 days of filing the notice of election with the Internal Revenue Service.

9.

Governance by Compensation Committee.

The Committee's decisions as to the meanings of terms used in this Agreement and as to whether the events or conditions described in this Agreement have been satisfied shall be final and binding upon the Executive and the Executive's successors and representatives so long as the Committee has acted in good faith.  Without limiting the generality of the foregoing, the Committee shall have the power to determine, for purposes of this Agreement, when a termination of employment or notice of termination of employment shall have occurred, and the Committee's decision shall be final and binding upon the Executive and the Executive's successors and representatives so long as the Committee has acted in good faith.

10.

No Employment Agreement.

Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the employment of the Executive with or without cause.

Please acknowledge your agreement to the foregoing in the space provided below.

Very truly yours,

ACCEPTED AND AGREED:

[NAME]

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